Exhibit 99.1

EXECUTION COPY

AMENDED AND RESTATED STRATEGIC ALLIANCE AGREEMENT

THIS AMENDED AND RESTATED STRATEGIC ALLIANCE AGREEMENT (this “Agreement”) is made and entered into as of January 18, 2006 among ALLSCRIPTS HEALTHCARE SOLUTIONS, INC., a Delaware corporation (“Allscripts”), IDX SYSTEMS CORPORATION, a Vermont corporation (“IDX”), and GENERAL ELECTRIC COMPANY, a New York corporation (“GE”).

W I T N E S S E T H

WHEREAS, IDX and Allscripts entered into that certain Strategic Alliance Agreement dated as of January 8, 2001 (the “2001 Agreement”);

WHEREAS, pursuant to an Agreement and Plan of Merger dated as of September 28, 2005, a wholly-owned subsidiary of GE merged with and into IDX whereby IDX became a wholly-owned subsidiary of GE (the “Transaction”); and

WHEREAS, in connection with the Transaction, GE, IDX and Allscripts now desire, and agree, to amend and restate the 2001 Agreement in its entirety and to replace the 2001 Agreement with this Agreement.

NOW, THEREFORE, in consideration of the premises, the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.	DEFINITIONS

Capitalized terms used in this Agreement, unless otherwise defined in this Agreement, shall have the meanings ascribed to them on Schedule 1 attached hereto.

2.	TERM AND TERMINATION

2.1	Term. This Agreement shall be in effect through January 8, 2011 (the “Term”).

2.2	Termination. Notwithstanding Section 2.1, this Agreement may be terminated prior to January 8, 2011:

2.2.1	by Allscripts if IDX shall have defaulted under or breached any material term of this Agreement and shall not have cured such breach within one hundred twenty (120) days after receiving written notice from Allscripts specifying the nature of such default or breach; or

2.2.2	by IDX if Allscripts shall have defaulted under or breached any material term of this Agreement and shall not have cured such breach within one hundred twenty (120) days after receiving written notice from IDX specifying the nature of such default or breach; or

2.2.3	by either IDX or Allscripts upon receipt of a notice from the other party that such other party requires a composition or other similar arrangement with creditors, files for bankruptcy or is declared bankrupt.

2.3	Effect of Termination; Survival. In the event that this Agreement is validly terminated as provided herein, then each of the parties shall be relieved of their duties and obligations arising under this Agreement after the date of such termination and such termination shall be without liability to Allscripts, GE or IDX; provided, however, that the obligations of the parties set forth in Sections 4 and 9 hereof (other than Sections 9.4 and 9.10) shall survive any such termination and shall be enforceable hereunder; provided, further, however, that nothing in this Section 2.3 shall relieve Allscripts or IDX of any liability for a breach of this Agreement.

2.4	Intellectual Property. All rights and licenses granted under or pursuant to this Agreement are, and shall otherwise be deemed to be, for purposes of Section 365(n) of the United States Bankruptcy Code (the “Code”), licenses to rights to “intellectual property” as defined in the Code. A party receiving such rights under this Agreement shall retain and may fully exercise all of its rights and elections under the Code. The parties further agree that, in the event of the commencement of bankruptcy proceeding by or against a party under the Code, the other party shall be entitled to retain all of its rights under this Agreement.

3.	OPERATIONAL MANAGEMENT

The following obligations shall be in effect during the Term of this Agreement:

3.1	Executive Management. Allscripts and IDX shall each appoint an executive to oversee the parties’ relationship under this Agreement. These two executives shall meet not less frequently than once each calendar quarter during the Term (and more frequently as needed) to discuss the following:

3.1.1	Plans for managing the relationship between IDX and Allscripts during the next calendar quarter;

3.1.2	Any items of dispute or disagreement between IDX and Allscripts, and plans for resolving any such dispute or disagreement;

3.1.3	Suggestions for developing functional integration and data exchange among other IDX Practice Management Products and Allscripts EMR Products for the purpose of creating work flows and processes that benefit physicians; and

3.1.4	Such other items as may be deemed appropriate by such executives.

4.	PRODUCT INTEGRATION AND SUPPORT

4.1	The following obligations shall be in effect during the Common Customer Term:

4.1.1	Technologies and Architectures.

4.1.1.1	Web Framework. To facilitate data exchange and ease of use of the parties’ respective products, IDX shall cooperate to enable Allscripts EMR Products to connect with the appropriate technical, architectural, communication, functional design and programming standards embodied in IDX Practice Management Products from time to time, including without limitation the technical standards, protocols, conventions and platforms incorporated in the Web Framework. IDX shall provide Allscripts with reasonable notice consistent with industry standards before implementing any change with respect to such standards, protocols, conventions or platforms that adversely affects the compatibility of, or the exchange of data between, the Allscripts EMR Products and the IDX Practice Management Products. Notwithstanding the foregoing, Allscripts shall not be obligated to maintain the Allscripts EMR Software within the Web Framework.

4.1.1.2	Allscripts shall not create the capability in its products and services, or permit the use of its products and services, to write to the IDX Practice Management Product database except in conformance with written standards and procedures approved by IDX in advance (which approval shall not be unreasonably withheld or delayed) or with generally accepted industry interoperability standards. IDX shall not create the capability in its products and services, or permit the use of its products and services, to write to any Allscripts

EMR Product database except in conformance with written standards and procedures approved by Allscripts in advance (which approval shall not be unreasonably withheld or delayed) or with generally accepted industry interoperability standards. The parties shall keep each other reasonably informed of their respective standards and procedures.

4.1.2	Interfaces and Data Exchange.

4.1.2.1	Each of IDX and Allscripts shall be required, at its sole expense, to (i) develop and maintain interfaces to ensure that scheduling, registration and charge data can be successfully exchanged between versions and releases of the IDX Practice Management Products and the Allscripts EMR Products then supported by IDX and Allscripts, respectively, in substantially the same manner as such data is exchanged as of the date hereof (the “Interfaces”), (ii) develop and maintain any updates to such Interfaces, or new version releases of such Interfaces, to ensure that scheduling, registration and charge data can be successfully exchanged between such products in substantially the same manner as on the date hereof, and (iii) provide such Interfaces (including updates to, or new version releases of, such Interfaces) to Joint Customers and New Joint Customers at no charge; provided, however, in regards to any customers that Allscripts and IDX may hereafter have in common relative to the IDX Practice Management Products and the Allscripts EMR Products who are neither Joint Customers nor New Joint Customers, the parties may charge for the licensing, support and maintenance, of such Interfaces at their then-existing standard rates.

4.1.2.2	Each party shall provide ninety (90) days’ prior notice to the other of any new versions or other material changes in any of its respective products or databases that might affect any Interface. Within a reasonable time following receipt of such notice, the notified party shall make any alterations or updates to any so affected Interface necessary to maintain such Interface, at its own expense.

4.1.3	Customer Support. Notwithstanding the fact that each of IDX and Allscripts shall be responsible for servicing and supporting its own products, IDX and Allscripts hereby agree to cooperate with respect to installation and implementation of the others’ products for common IDX and Allscripts customers and in the provision of customer support services to such customers so that (i) such products function with interoperability substantially in the manner as on the date hereof and as described in any Interface specification or other interoperability specifications adopted by the parties from to time, and (ii) issues communicated to a party by a customer (whether via help desk or otherwise) relative to the other’s products are directed to the other party’s customer support help desk in a prompt and cooperative manner, and addressed by the receiving party in the same manner as if such issue has been communicated directly by such customer.

4.2	During any period after the Common Customer Term in which Allscripts and IDX have any Common Customers, and provided, that IDX and Allscripts are then providing interoperability or compatibility with any third party Ambulatory EMR Products or Practice Management Products, respectively, as the case may be, IDX, on the one hand, and Allscripts, on the other hand, shall support and maintain the compatibility and interoperability between the IDX Practice Management Products, on the one hand, and the Allscripts EMR Products, on the other hand, (i) in a manner that is substantially consistent with the then applicable industry interoperability standards (which may or may not be by means of Interfaces developed during the Common Customer Term) and (ii) at such then existing standard rates; provided, however, in the event such compatibility and interoperability is accomplished by means of Interfaces, or any new versions or releases thereof, that were licensed to Joint Customers or New Joint Customers prior to the end of the Common Customer Term, such Interfaces shall remain licensed to such Joint Customers and New Joint Customers at no charge, except that each party shall have the right to charge such Joint Customers and New Joint Customers its then applicable support and maintenance charges in respect of such Interfaces, or any new versions or releases thereof.

5.	MARKETING OF ALLSCRIPTS EMR PRODUCTS AND IDX PRACTICE MANAGEMENT PRODUCTS

5.1	Marketing Duties of IDX—Allscripts EMR Products. During the Restricted Period, IDX shall provide the following services at its own expense to facilitate Allscripts’ marketing of Allscripts EMR Products to IDX Customers:

5.1.1	IDX will provide the Vice-President of Sales of Allscripts a bi-weekly report of Ambulatory EMR Product sales activity in the U.S. by IDX and any IDX Affiliates to IDX Customers, substantially in the form attached hereto as Schedule 5.1.1.

5.1.2	IDX shall include in sales proposals to IDX Customers for new Ambulatory EMR Product business, such marketing materials customarily provided by Allscripts to its customer prospects for Ambulatory EMR Products that describe the Allscripts EMR Products and that are provided by Allscripts to IDX within a reasonable period of time in advance of such sales proposals; provided, however, that such marketing materials shall not disparage IDX or any IDX Affiliates.

5.1.3	IDX shall (i) respond to requests for information, quotations, or proposals by any IDX Customers for Allscripts EMR Products by passing such requests to Allscripts sales executives within a reasonable period of time after any such request is made to IDX by any such IDX Customer, and (ii) facilitate the introduction of Allscripts sales executives to any IDX Customers making such requests, if requested to do so by Allscripts.

5.2	Restrictions on IDX.

5.2.1	Restrictions on Prospects. During the Prospect Restricted Period, neither IDX nor any IDX Affiliate shall Provide to any Prospects, or solicit, or engage in any substantive discussions with, such Prospects concerning the Providing to such Prospects of, any Ambulatory EMR Product, other than the Allscripts EMR Products.

5.2.2	Restrictions on IDX-Only Customers. During the Restricted Period, neither IDX nor any IDX Affiliate shall Provide to any IDX-Only Customer any Ambulatory EMR Product, other than the Allscripts EMR Product and the Centricity EMR Product, provided, that: (i) when the Centricity EMR Product is offered to any such IDX-Only Customer, IDX shall also present to such IDX-Only Customer the Allscripts EMR Products in the manner set forth in Schedule 5.2.2 and (ii) IDX complies with the requirements set forth in Section 5.1.

5.2.3	Restrictions on Joint Customers. During the Restricted Period, neither IDX nor any IDX Affiliate shall Provide to any Joint Customer, or solicit, or engage in any substantive discussions with, any such Joint Customer concerning the Providing to such Joint Customer of, any Ambulatory EMR Product other than the

Allscripts EMR Products; provided, however, that the foregoing restrictions shall not be deemed to restrict IDX’s Distribution Partners from Providing the Centricity EMR Products to Joint Customers in furtherance of a Community/Enterprise Initiative; provided, that neither IDX nor any IDX Affiliate shall disclose the identity of any Joint Customer to any such IDX Distribution Partner.

5.2.4	For the avoidance of doubt and notwithstanding anything to the contrary contained in this Agreement, (i) IDX shall be permitted to Provide to any IDX Customer or any Prospect any Ambulatory EMR Product, including without limitation Centricity EMR Products, as an offering integrated with its Carecast, Imagecast and Imaging Suite product lines, and any other non-Practice Management Product products and services, such as image management and (ii) GE’s existing value added resellers shall be permitted to Provide the Centricity EMR Product to any Person (including any Joint Customer or Prospect); provided, that neither IDX nor any IDX Affiliate shall disclose the identity of any Joint Customer or Prospect to any such GE value added reseller.

5.3	Marketing Rights of Allscripts—IDX Practice Management Products. During the Restricted Period and subject to Section 5.4(i):

5.3.1	Allscripts shall be permitted at its own expense, to provide in the manner described in this Section 5.3 the IDX Practice Management Products in connection with Providing Allscripts EMR Products to any of its customer prospects in the U.S. (a “Joint Customer Prospect”), and to include in any sales proposals to such Joint Customer Prospects, such descriptions, product marketing literature, product specifications and Pricing information relating to IDX Practice Management Products as are customarily provided by IDX to its own customer prospects for IDX Practice Management Products (the “IDX Sales Materials”). Such IDX Sales Materials shall be provided by IDX to Allscripts within a reasonable period of time in advance of such sales proposals (including the provision of Pricing as set forth in Section 5.3.2 below); provided, however, that such IDX Sales Materials shall not disparage Allscripts or any of its Affiliates.

5.3.2	Allscripts shall be granted access to Quote Desk to obtain then-current specific pricing information related to the IDX Practice Management Products that is generated by Quote Desk in the manner set forth in Schedule 5.3.2 hereof and subject to the conditions set forth in this Section 5.3.2 (“Pricing”). Such access shall be provided to Allscripts on terms that are not less favorable than those applicable to the sales and marketing personnel of IDX. In connection with such a request by Allscripts to Quote Desk, Allscripts shall provide to Quote Desk specific information described in Schedule 5.3.2; provided, however, that Allscripts shall not be obligated to disclose to Quote Desk or IDX the identity of any such Joint Customer Prospect. On the basis, and subject to the accuracy, of the information provided by Allscripts to Quote Desk, and subject, further, to IDX’s standard terms and conditions and variables applicable to Quote Desk Pricing, Quote Desk shall generate Pricing and shall provide such Pricing to Allscripts within the timeframes customarily provided to the sales and marketing personnel of IDX, but in no event later than the date that is three (3) business days after Quote Desk receives from Allscripts the request for such Pricing and all information required to generate such Pricing (consistent with the practices and requirements applicable to the sales and marketing personnel of IDX). IDX shall keep Allscripts apprised of the Quote Desk information requirements, as in effect from time to time during the Restricted Period.

5.3.3	For the avoidance of doubt, any sales of the IDX Practice Management Products to a Joint Customer Prospect pursuant to this Section 5.3 shall be subject to a license agreement directly between IDX and such Joint Customer Prospect for such IDX Practice Management Products. IDX shall provide Allscripts with the standard terms and conditions under which it customarily licenses the IDX Practice Management Products to its customers, and which are at all times subject to the accuracy of the information provided to IDX by its customers (collectively, the “Terms and Conditions”), and shall keep Allscripts apprised of any changes thereto during the Restricted Period. To the extent that a Joint Customer Prospect accepts the Terms and Conditions, without modification or negotiation, Allscripts may submit an email marked urgent to all of the Designated Individuals set forth in Schedule 5.3.3 requesting that IDX execute a license agreement for the IDX Practice Management Product with such Joint Customer Prospect, and at least one of the Designated Individuals shall promptly provide email confirmation of receipt of such a request. Within two (2) business days after the receipt of such a request by the Designated Individual, IDX shall execute such a license agreement with such Joint Customer Prospect on the Terms and Conditions; provided, that IDX shall be permitted to confirm that the information provided by Allscripts on which Pricing is generated by Quote Desk pursuant to Section 5.3.2 is accurate so as not to materially affect Pricing. If such Joint

Customer Prospect requests modifications to the Terms and Conditions, Allscripts shall submit such modification requests by email marked urgent to the Designated Individuals and at least one of the Designated Individuals shall promptly provide email confirmation of receipt of such a request. Within forty-eight (48) hours of receipt of such a request by the Designated Individual, IDX shall assign an attorney or contract specialist who will promptly undertake to negotiate, in the same manner and with the same degree of attention as such person would negotiate an IDX Practice Management Product license agreement with IDX’s own customer prospect, with such Joint Customer Prospect to enter into a license agreement with such Joint Customer Prospect on such modified terms and conditions. Following the execution of any license agreement for the IDX Practice Management Product contemplated by this Section 5.3, IDX agrees to Provide and, in connection therewith, implement the IDX Practice Management Product for Joint Customer Prospect in accordance with Pricing provided to Allscripts, but at all times, subject to the Terms and Conditions or modified terms and conditions, as applicable. For the avoidance of doubt, Allscripts shall not be permitted to enter into an agreement to license or implement any of the IDX Practice Management Products.

5.3.4	At the request of Allscripts, IDX shall provide instruction and training on the IDX Practice Management Products to Allscripts’ sales and marketing personnel who are engaged in the marketing activities described in this Section 5.3. Allscripts shall pay IDX for such instruction and training at the rate of $220 per hour (8 hour minimum), plus reasonable travel and lodging expenses incurred in connection therewith.

5.4	Restrictions on Allscripts. If Allscripts acquires Control of any Person that offers Practice Management Products (a “Competitive Practice Management Product”), (i) such Person shall not be entitled to any of the rights under, and shall not be the beneficiary of any of the obligations set forth in, Section 5.3, and any Pricing or materials that are provided to Allscripts pursuant to Section 5.3 shall not be disclosed by Allscripts to such Person in any manner or form, and (ii) Allscripts shall not, during the Restricted Period, Provide such Competitive Practice Management Product to any IDX Customer, or solicit, or engage in any substantive discussions with, any such IDX Customer concerning the Providing to such IDX Customer of, any Competitive Practice Management Product.

5.5	Use of Allscripts Names and Marks. IDX may use the name “Allscripts” and the other Allscripts names and marks in connection with customer communications pertaining to the co-marketing relationship between IDX and Allscripts provided for under this Agreement and in accordance with Allscripts’ reasonable branding standards in effect from time to time.

5.6	Use of IDX Names and Marks. Allscripts may use the name “IDX” and the other IDX names and marks in connection with customer communications pertaining to the co-marketing relationship between IDX and Allscripts as provided for under this Agreement and in accordance with IDX’s reasonable branding standards in effect from time to time.

6.	OTHER MARKETING RIGHTS

6.1	IDX Reseller Rights. That certain Value Added Reseller Distribution and Marketing Agreement dated as of March 31, 2004, as amended on December 30, 2005, between Allscripts and IDX, pursuant to which IDX has the authority to market, sell, resell, sublicense and distribute Allscripts EMR Products shall remain in full force and effect.

7.	OWNERSHIP

7.1	In General. Ownership of software developments shall be governed by the License Agreement, except with respect to Interfaces, which shall be governed by Section 7.2 of this Agreement.

7.2	Interfaces Developed Pursuant to This Agreement. The parties contemplate that they may individually or jointly develop certain new Interfaces. In each instance in which a new Interface is created, the parties will agree to a specification for the Interface. Where the specification is in the public domain, this Agreement does not purport to create any rights for either party in such specification. If the specification is owned by one of the parties, the other party receives a perpetual, non-exclusive, non- transferable license to use the Intellectual Property embodied in the Interface specification for the purpose of creating the Interfaces contemplated in this Agreement. If a specification is jointly authored by the parties, the parties shall jointly own such specification and shall be free to use such specification without interference from the other party and without any obligation to pay any royalties or account for any profits. The parties contemplate that Intellectual Property in and to the new Interfaces may be created as a result of the creation of the new Interfaces. As between the parties, such Intellectual Property related to portions of the Interfaces intended to (a) organize data from IDX’s systems in the manner stated in the specification or (b) organize data received in the manner stated in the specifications for use by IDX’s systems, shall be IDX’s Intellectual Property. As between the parties, the Intellectual Property related to Interfaces intended to (x) organize data from Allscripts systems in the manner stated in the specification, (y) organize data received in the manner stated in the specifications for use by Allscripts’ systems, or (z) organize data between

Allscripts’ systems and third party systems, shall be Allscripts’ Intellectual Property. IDX hereby assigns to Allscripts all right, title, and interest in and to all Intellectual Property in the new Interfaces that is described above as belonging to Allscripts. Allscripts hereby assigns to IDX all right, title, and interest in and to all Intellectual Property in the new Interfaces that is described above as belonging to IDX. The parties agree from time to time to exchange and agree upon a written schedule setting forth the allocation of the ownership and rights in and to the specifications and Intellectual Property used or developed in connection with the development of the new Interfaces.

8.	COMPENSATION

8.1	Compensation During Restricted Period. Allscripts shall pay IDX an amount determined in accordance with Schedule 8.1 hereof with respect to the Net License Fees actually paid to Allscripts by IDX Customers pursuant to any Allscripts License Agreements entered into between Allscripts and such IDX Customers during the Restricted Period. Promptly after the final such payment of Net License Fees is paid to Allscripts, Allscripts shall provide to IDX a written notice indicating the date of such final payment (“Final Payment Notice”).

8.2	Payments. Any payment to be made by Allscripts pursuant to this Agreement shall be made no later than the fifteenth (15th) day of the calendar quarter next following the calendar quarter during which such Net License Fees are recognized as revenue in accordance with AICPA Statement of Position (SOP 97-2), and shall be made by delivery of a check, payable to the order of IDX or any party designated by it to receive such payment or by wire transfer of immediately available funds to an account designated by IDX.

8.3	Late Fees. Allscripts agrees to pay IDX late fees equal to one and one-half percent (1 1/2%) per month on all amounts due but not paid within the time provided in Section 8.2.

8.4	Audit Rights. Allscripts undertakes to keep accurate and detailed written books of accounts related to all its activities hereunder in such a way as to be easily accessible to an independent auditor engaged by IDX and reasonably acceptable to Allscripts in order to permit such auditor to perform audits from time to time upon forty five (45) days’ notice to Allscripts for the sole purpose of verifying the completeness and accuracy of any payments required by Section 8.1 (the “Audits”). IDX’s right to perform such Audits shall continue for a period of six (6) months following the date set forth in the Final Payment Notice. In the course of the Audits, (i) Allscripts agrees to cooperate with such auditor and to provide such auditor reasonable assistance and access to information and (ii) each of IDX and such auditor agrees to treat such information in accordance with the confidentiality provisions set forth in Sections 9.1 and 9.2. If any such Audit uncovers underpaid or unpaid fees owed to IDX, Allscripts agrees to pay any such fees together with any interest accrued at the rate provided for in Section 8.3. To the extent any underpayment is equal to or greater than five percent (5%) in the aggregate of any fees due to IDX for the period audited, Allscripts will also reimburse IDX for its reasonable costs and expenses incurred in conducting the Audit within thirty (30) days of written notification of the amounts owed. If the Audit reveals that fees were overpaid, IDX will promptly issue Allscripts a credit in the amount of the overpayment. If Allscripts in good faith disagrees with the results of any such Audit, it shall promptly notify IDX in writing of, and therein set forth in reasonable detail the basis for, such disagreement (the “Disagreement Notice”). During the thirty (30) days immediately following the delivery of the Disagreement Notice to IDX, Allscripts and IDX shall seek in good faith to resolve any differences that they may have with respect to the matters specified in the Disagreement Notice (the “Consultation Period”). If at the end of the Consultation Period, Allscripts and IDX have been unable to resolve any differences that they may have with respect to the matters specified in the Disagreement Notice, they shall submit all matters that remain in dispute with respect to the Disagreement Notice to an independent certified public accounting firm in the U.S. that agrees to comply with the confidentiality provisions set forth in Sections 9.1 and 9.2 and is mutually acceptable to Allscripts and IDX. Within thirty (30) days of such firm’s selection, or as soon as practicable thereafter, such firm shall make a final determination, binding on Allscripts and IDX, with respect to the matters specified in the Disagreement Notice and the cost of such firm’s final determination shall be shared equally by Allscripts and IDX.

8.5	Mutual Releases. In consideration of Allscripts’ agreement to pay the sums set forth in Schedule 8.5 hereof, IDX agrees to accept in full and final settlement of, and to release and discharge Allscripts and its Affiliates from, any obligation to pay any amounts due and owing to IDX in respect of the 2001 Agreement. In consideration of the foregoing release by IDX, Allscripts agrees to accept in full and final settlement of, and to release and discharge IDX and its Affiliates from, any claims, demands and rights of action that Allscripts may have in respect of such amounts.

9.	MISCELLANEOUS

9.1	Confidentiality. Each of IDX and Allscripts will receive or learn from, information, both orally and in writing, concerning the business of Allscripts or IDX, respectively, including, without limitation, financial, technical and marketing information, data, and information related to the development of technology and services relating to business plans, customers, and markets, which information is deemed, in the case of

Allscripts, proprietary to Allscripts and, in the case of IDX, proprietary to IDX. Both parties hereby agree, as set forth below, to protect such information, whether furnished before, on or after the date of this Agreement, as it protects its own similar confidential information, but never less than by commercially reasonable efforts, and not to disclose such information to anyone except as otherwise provided for in this Agreement. Such information, in whole or in part, together with analyses, compilations, programs, reports, proposals, studies or any other documentation prepared by the parties, as the case may be, which contain or otherwise reflect or make reference to such information, is hereinafter referred to as “Confidential Information.” For the avoidance of doubt, the Schedules and Exhibits attached to this Agreement constitute Confidential Information. Each party hereby agrees that the Confidential Information will be used solely for the purpose of this Agreement and not for any other purpose. Each party further agrees that any Confidential Information pertaining to the other party is the sole and exclusive property of such other party, and that the receiving party shall not have any right, title, or interest in or to such Confidential Information except as expressly provided in this Agreement. Each party further agrees to protect and not to disclose to anyone (except as provided in this Agreement) for any reason Confidential Information pertaining to the other party; provided, however, that: (a) such Confidential Information may be disclosed to the receiving party’s respective officers, directors, employees, agents, or representatives (collectively, “Representatives”) on a “need to know” basis for the purpose of this Agreement on the condition that (i) each of such Representatives will be informed by the receiving party of the confidential nature of such Confidential Information and will agree to be bound by the terms of this Agreement and not to disclose the Confidential Information to any other person and (ii) each party agrees to accept full responsibility for any breach of this Section 9.1 by its respective Representatives; and (b) Confidential Information pertaining to the other party may be disclosed upon the prior written consent of the other party. Each party hereby agrees, upon the request of the other party, to promptly deliver to the other party at the other party’s cost the Confidential Information pertaining to such other party, without retaining any copies thereof. Specifically and without limitation, each party agrees to notify the other party promptly in writing upon any officer or director learning of any unauthorized disclosure or use of the Confidential Information.

9.2	Non-Confidential Information. The term “Confidential Information” shall not include any information: (i) which at the time of disclosure or thereafter is generally available to or known by the public (other than as a result of a disclosure directly or indirectly by the receiving party); (ii) is independently developed by the receiving party, without reference to or use of, the Confidential Information of the other party; (iii) was known by the receiving party as of the time of disclosure without a breach of confidentiality; (iv) is lawfully learned from a third party not under obligation to the disclosing party; or (v) is required to be disclosed pursuant to a subpoena, court order or other legal process, whereupon the receiving party shall provide prompt written notice to the other party prior to such disclosure.

9.3	No-Solicitation. During the Term of this Agreement and until one (1) year following the expiration or termination of this Agreement, neither party nor its Affiliates shall solicit or hire any individual who had been in the employ of the other party or any of the other party’s Affiliates until such time as one (1) year has passed since such individual was in the employ of the other party; provided, however, that either party may solicit and employ any individuals who are, or have been notified that they will be, discharged by the other party or any of its Affiliates; and provided, further, that either party may offer to employ or employ any individuals who respond to a general employment solicitation or general advertising, in each case, not specifically directed at the employees of the other party.

9.4	Regulatory Matters. Each party shall adopt, implement, and maintain appropriate and compliant policies, procedures, and practices necessary to comply with laws and regulations (including without limitation the Health Insurance Portability and Accountability Act of 1996 (“HIPAA”)) applicable to it in its business and applicable to it as a business partner of a customer of the other to whom products or services are provided under this Agreement. The parties agree to amend this Agreement to contain any provisions necessary to be included as a result of such business partner status. Each party agrees to timely develop and include in its respective products covered by this Agreement the functionality required to support the minimum necessary standards applicable to users of its products as required by HIPAA.

9.5	No Consequential Damages. In no event shall either party or any Affiliate of either party be liable hereunder for any consequential, special, incidental, punitive or indirect damages (including without limitation loss of profit, revenue, business opportunity or business advantage), whether based upon a claim or action of tort, contract, warranty, negligence, strict liability, breach of statutory duty, or any other legal theory or cause of action, even if advised of the possibility of such damages.

9.6	Indemnification. Each party (an “Indemnifying Party”) will indemnify the other party, its officers, employees, and agents (each an “Indemnified Party” and, collectively, the “Indemnified Parties”) against, and hold each Indemnified Party harmless from, all claims, suits, judgments, losses, damages, fines or costs (including reasonable legal fees and expenses) (“Losses”) resulting from any claim, suit, or demand by any third party

(“Third Party Claim”) for injuries to or deaths of persons or loss of or damage to property arising out of (i) the Indemnifying Party’s products or services as marketed by the Indemnified Parties, unless the Indemnified Parties shall have acted outside the scope of their rights under this Agreement, and (ii) the Indemnifying Party’s performance, or willful misconduct of the Indemnifying Party, its employees, officers, or agents in connection with the Indemnifying Party’s performance, of this Agreement, except to the extent caused by the negligence of any Indemnified Party.

9.6.1	The Indemnifying Party’s obligations under this Section 9.6 will survive the termination of this Agreement.

9.6.2	Each Indemnified Party shall give an Indemnifying Party prompt written notice of any Third Party Claim of which such Indemnified Party has knowledge concerning any Losses as to which such Indemnified Party may request indemnification hereunder. If the Indemnifying Party acknowledges in writing its obligation to indemnify the Indemnified Party hereunder against any Losses that may result from such Third Party Claim, then the Indemnifying Party shall be entitled to assume and control the defense of such Third Party Claim at its expense and through counsel of its choice if it gives notice of its intention to do so to the Indemnified Party within five (5) days of the receipt of such notice from the Indemnified Party; provided, however, that if there exists or is reasonably likely to exist a conflict of interest that would make it inappropriate in the judgment of the Indemnified Party, in its sole and absolute discretion, for the same counsel to represent both the Indemnified Party and the Indemnifying Party, then the Indemnified Party shall be entitled to retain its own counsel, at the expense of the Indemnifying Party. In the event the Indemnifying Party exercises the right to undertake any such defense against any such Third Party Claim as provided above, the Indemnified Party shall cooperate with the Indemnifying Party in such defense and make available to the Indemnifying Party, at the Indemnifying Party’s expense, all witnesses, pertinent records, materials and information in the Indemnified Party’s possession or under the Indemnified Party’s control relating thereto as is reasonably required by the Indemnifying Party. Similarly, in the event the Indemnified Party is, directly or indirectly, conducting the defense against any such Third Party Claim, the Indemnifying Party shall cooperate with the Indemnified Party in such defense and make available to the Indemnified Party, at the Indemnified Party’s expense, all such witnesses, records, materials and information in the Indemnifying Party’s possession or under the Indemnifying Party’s control relating thereto as is reasonably required by the

Indemnified Party. No such Third Party Claim may be settled by the Indemnifying Party without the prior written consent of the Indemnified Party.

9.6.3	In no event shall the Indemnifying Party be liable to an Indemnified Party for any indirect, incidental, special, punitive, exemplary or consequential damages arising out of or otherwise relating to this Agreement, even if the Indemnifying Party has been advised of the possibility or likelihood of such damages.

9.6.4	Notwithstanding the foregoing, with respect to any claim that would otherwise be subject to indemnification by a party pursuant to this Agreement, if indemnification with respect to such claim is governed by the License Agreement, then no indemnification shall be available under this Agreement.

9.7	Expenses. Except as otherwise specified in this Agreement, all costs and expenses, including, without limitation, fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses.

9.8	Further Assurances and Documents. IDX and Allscripts shall take all actions and do all things, including without limitation the execution and delivery of instruments and documents, necessary to effectuate the purposes and intent of this Agreement. In addition, the parties hereto shall cooperate to amend the License Agreement within thirty (30) days of the date of this Agreement, on such terms and conditions as shall be consistent with the terms and conditions of this Agreement and mutually acceptable to such parties.

9.9	Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by courier service, by telecopy or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 9.9):

(a)	if to Allscripts:

Allscripts Healthcare Solutions, Inc.
222 Merchandise Mart Plaza
Chicago, IL 60654
Attention: President
Facsimile: (312) 506-1208

With a copy to: the General Counsel at the same address.

(b)	if to IDX:

IDX Systems Corporation
1400 Shelbourne Road
South Burlington, VT 05043
Attention: President
Facsimile: (802) 862-6351

With a copy to:

GE Healthcare
540 West Northwest Highway
Barrington, IL 60010-3076
Attention: General Counsel
Facsimile: (847) 277-5090

9.10	Public Announcements. Except as required by law, governmental regulation or by the requirements of any securities exchange on which the securities of a party hereto are listed, the press release announcing the execution of this Agreement shall be issued only in such form as shall be mutually agreed upon by the parties hereto. The parties hereby agree to cooperate in connection with the issuance of such press release. Thereafter, no party to this Agreement shall make, or cause to be made, any additional press release in respect of this Agreement or the transactions contemplated hereby, without the prior written consent of the other party, except as may be required by law, governmental regulation or by the requirements of any securities exchange on which the securities of a party hereto are listed as determined in the good faith judgment of the party proposing to make such disclosure.

9.11	Headings. The descriptive headings contained in this Agreement are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

9.12	Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any law, governmental regulation or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

9.13	Entire Agreement. This Agreement constitutes the entire agreement of the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and undertakings, both written and oral, with respect to the subject matter hereof.

9.14	Assignment. This Agreement shall be binding upon the parties and their respective successors, representatives and permitted assigns and their Affiliates. For the avoidance of doubt, a party’s Affiliates shall be bound by and subject to all provisions applicable to a particular party hereunder. Allscripts shall cause its Affiliates to comply with all provisions applicable to it. GE shall cause the IDX Affiliates to comply with all provisions applicable to IDX. Neither party may assign this Agreement without the prior written consent of the other party, except that either party hereto may assign its rights hereunder to an Affiliate of such party and either party may, without the consent of the other party, assign and delegate this Agreement and its rights and obligations hereunder in connection with a merger, consolidation or sale of substantially all of its assets (which sale shall include the assignment and assumption of all rights and obligations under the License Agreement); provided, however, that such assignee or transferee shall assume all obligations of the assigning or transferring party and any such assignment shall not relieve the assigning or transferring party of its obligations hereunder.

9.15	No Third Party Beneficiaries. This Agreement shall be binding upon and inure solely to the benefit of the parties hereto and their permitted assigns and successors and nothing herein, express or implied, is intended to or shall confer upon any other person or entity, any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

9.16	Amendment. This Agreement may not be amended or modified except by an instrument in writing signed by, or on behalf of, each of the parties.

9.17	Governing Law. This Agreement shall be governed by the laws of the State of Delaware without regard to its conflict of laws provisions.

9.18	Counterparts. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

9.19	Arbitration. The parties shall attempt in good faith to resolve by agreement any claim or controversy arising out of or relating to this Agreement or the breach hereof.

9.19.1	Subject to the first sentence of this Section 9.19 and except as provided in Section 8.4, any and all claims, counterclaims, demands, causes of action, disputes, controversies, and other matters in question arising out of or relating to this Agreement, any provision hereof, the alleged breach of any such provision, or in any way relating to the subject matter of this Agreement or the relationship between the parties created by this Agreement, involving the parties, their Affiliates and/or their respective representatives (all of which are referred to herein as “Arbitrable Claims”), even though some or all of such Arbitrable Claims allegedly are extra-contractual in nature, whether such Arbitrable Claims sound in contract, tort, or otherwise, at law or in equity, under state or federal law, whether provided by statute or the common law, for damages or any other relief, will be resolved by binding arbitration. Any arbitration will be administered by the arbitrators in accordance with the Commercial Arbitration Rules of the American Arbitration Association (the “AAA”) in effect at the time the arbitration is initiated (collectively, the “Rules”).

9.19.2	The validity, construction, and interpretation of this agreement to arbitrate, and all procedural aspects of the arbitration conducted pursuant to this agreement to arbitrate, including without limitation, the determination of the issues that are subject to arbitration (i.e., arbitrability), the scope of the arbitrable issues, allegations of “fraud in the inducement” to enter into this Agreement or this arbitration provision, allegations of waiver, laches, delay or other defenses to arbitrability, and the rules governing the conduct of the arbitration (including without limitation, the time for filing an answer, the time for the filing of counterclaims, the times for amending the pleadings, the specificity of the pleadings, the extent and scope of discovery, the issuance of subpoenas, the times for the designation of experts, whether the arbitration is to be stayed pending resolution of related litigation involving third parties not bound by this Agreement, the receipt of evidence, and the like), will be decided by the arbitrators in accordance with the Rules. In deciding the substance of the parties’ Arbitrable Claims, the arbitrators shall refer to the substantive laws of the State of Delaware for guidance (excluding Delaware choice- of-law principles that might call for the application of some other state’s law). Each party shall be entitled to discovery rights equivalent to those provided under the

Federal Rules of Civil Procedure. NOTWITHSTANDING ANY OTHER PROVISION IN THIS AGREEMENT TO THE CONTRARY, THE PARTIES EXPRESSLY AGREE THAT THE ARBITRATORS WILL HAVE ABSOLUTELY NO AUTHORITY TO AWARD CONSEQUENTIAL, TREBLE, EXEMPLARY OR PUNITIVE DAMAGES OF ANY TYPE UNDER ANY CIRCUMSTANCES REGARDLESS OF WHETHER SUCH DAMAGES MAY BE AVAILABLE UNDER DELAWARE LAW, THE LAW OF ANY OTHER STATE, OR FEDERAL LAW, OR UNDER THE FEDERAL ARBITRATION ACT, OR UNDER THE RULES, THE PARTIES HEREBY WAIVING THEIR RIGHT, IF ANY, TO RECOVER CONSEQUENTIAL, TREBLE, EXEMPLARY OR PUNITIVE DAMAGES IN CONNECTION WITH ANY ARBITRABLE CLAIMS.

9.19.3	The arbitration proceeding will be conducted in New York, New York. Within thirty days of the notice of initiation of the arbitration procedure, the parties shall obtain from the AAA a list of arbitrators from its Commercial Panel from which the parties shall select a panel of three neutral arbitrators in accordance with the Rules and normal procedures of the New York office of the AAA. If necessary, the AAA shall select some or all of the arbitrators when it is authorized to do so under the Rules.

9.19.4	In the event of an arbitration proceeding between Allscripts and IDX or any of their Affiliates, one half of all fees of the arbitrators will be borne by Allscripts and the other half will be borne by IDX.

9.19.5	To the fullest extent permitted by law, the arbitration proceeding and the arbitrators’ award will be maintained in confidence by the parties.

9.19.6	The award of the arbitrators will be final and binding on the parties, and judgement thereon may be entered in a court of competent jurisdiction.

9.20	Waiver of Jury Trial. Each of the parties hereto irrevocably and unconditionally waives trial by jury in any legal action or proceeding relating to this Agreement or the transactions contemplated hereby and for any counterclaim therein.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized signatories thereunto duly authorized as of the day and year first above written.

IDX SYSTEMS CORPORATION		ALLSCRIPTS HEALTHCARE SOLUTIONS, INC.

By:	/s/ Vishal K. Wanchoo	By:	/s/ Glen E. Tullman
Name:	Vishal K. Wanchoo	Name:	Glen E. Tullman
Title:	President	Title:	Chief Executive Officer

GENERAL ELECTRIC COMPANY

By:	/s/ Vishal K. Wanchoo
Name:	Vishal K. Wanchoo
Title:	President and CEO, GE Healthcare Information Technologies

Schedule 1

CERTAIN DEFINITIONS

“Affiliate” means, with respect to any specified Person, any other Person that directly, or indirectly through one or more intermediaries, Controls, is Controlled by, or is under common Control with, such specified Person.

“Agreement” has the meaning set forth in the preamble to this Agreement.

“Allscripts” has the meaning set forth in the preamble to this Agreement.

“Allscripts EMR Product” means the Ambulatory EMR Product currently marketed by Allscripts under the trademark “TouchWorks”, and any predecessor or successor product having substantially the same functionalities.

“Allscripts License Agreement” means any agreement pursuant to which a Person is granted a license to an Allscripts EMR Product.

“Ambulatory EMR Product” means an electronic medical record software application designed primarily for use in ambulatory clinical settings, whether Provided as a free-standing solution or as an integrated offering with a Practice Management Product; provided, however, that Ambulatory EMR Product shall not mean any of (i) Carecast, (ii) Imagecast, (iii) Imaging Suite, or (iv) any software application that is comprised exclusively of functionality designed to facilitate participation by any customers in clinical trials but does not itself include other attributes of an electronic medical record, even if such clinical trials functionality is capable of being integrated into an Ambulatory EMR Product.

“Carecast” means the product currently marketed by IDX under the trademark “Carecast”, and any predecessor or successor product having substantially the same functionalities.

“Centricity EMR Product” means the Ambulatory EMR Product currently marketed by GE under the trademark “Centricity Physician Office”, and any predecessor or successor product having substantially the same functionalities.

“Change of Control” means any of the following: (i) any merger, consolidation or combination (each, a “Combination”) involving Allscripts in which Allscripts is not the continuing or surviving corporation, or pursuant to which shares of a majority of Allscripts’ voting stock would be converted in whole or in part into cash, other securities or other property, in each case other than a Combination involving Allscripts in which the holders of a majority of Allscripts’ voting stock immediately prior to the Combination either have substantially the same proportionate ownership of voting stock of the surviving corporation immediately after the Combination or a majority of the voting stock of the surviving corporation, or (ii) any sale, lease, exchange or transfer (in one transaction or a series related transactions) of (A) all or substantially all of the Allscripts EMR Products business or (B) all or substantially all of the consolidated assets of Allscripts, in each case, to another Person that is not an Affiliate of Allscripts.

“Common Customers” means, collectively, Joint Customers, New Joint Customers and any other Persons that become customers common to IDX and Allscripts for the IDX Practice Management Products and the Allscripts EMR Products, respectively, during the Common Customer Term.

“Common Customer Term” means the Term and any period thereafter, up to eighteen (18) months, in which Allscripts and IDX have Joint Customers.

“Community/Enterprise Initiative” means any offer, program or other arrangement (A) under which the Centricity EMR Product is Provided by an IDX Distribution Partner (for example, managed care plans and clinical trials sponsors) to a community of Persons that is not comprised exclusively of (but may include one or more) Joint Customers and Affiliates thereof (other than by way of an employment relationship), and (B) that is not, directly or indirectly, specifically targeted to one or more Joint Customers.

“Competitive Practice Management Product” has the meaning set forth in Section 5.4 of this Agreement.

“Control” including the terms “Controlling,” “Controlled by,” and “under common Control with,” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract, or otherwise.

“Designated Individuals” means the list of individuals listed Schedule 5.3.3., and any individuals designated by such individuals, from time to time; provided, however, that Allscripts shall be promptly notified by of any such new designations.

“Direct Competitor of IDX” means any Person that Provides any Practice Management Products or is named on Annex A to this Schedule 1 and any successor, assignee or Affiliate of such Person.

“Distribution Partner” means

(A) in the case of IDX, (i) any Person that is not an Affiliate of GE and has the right to market, cooperatively market, distribute, resell, sublicense, license, sell or otherwise provide the Centricity EMR Products or related services, including by way of example and not in limitation, any reseller, distributor, licensee, customer, contractor, service provider, co-marketer, outsourcing vendor, or other information technology company and (ii) any Affiliate of GE whose principal business is not primarily the sale of Ambulatory EMR Products or Practice Management Products; and

(B) in the case of Allscripts, any Person that is not an Affiliate of Allscripts and has the right to market, cooperatively market, distribute, resell, sublicense, license, sell or otherwise provide the Allscripts EMR Products or related services, including by way of example and not in limitation, any reseller, distributor, licensee, customer, contractor, service provider, co-marketer, outsourcing vendor, or other information technology company.

“Flowcast” means the Practice Management Product currently marketed by IDX under the trademark “Flowcast”, and any predecessor or successor product having substantially the same functionalities.

“GE” has the meaning set forth in the preamble to this Agreement.

“Groupcast” means the Practice Management Product currently marketed by IDX under the trademark “Groupcast”, and any predecessor or successor product having substantially the same functionalities.

“IDX” has the meaning set forth in the preamble to this Agreement.

“IDX Affiliate” means any Affiliate of IDX that Provides Ambulatory EMR Products in the U.S.

“IDX Customer” means, in each case as of January 4, 2006, any Person located in the U.S. that has entered into a written agreement with IDX pursuant to which such Person has been granted a license by IDX to any IDX Practice Management Products, as set forth in Annex B to this Schedule 1.

“IDX-Only Customer” means any IDX Customer that is not a Joint Customer.

“IDX Practice Management Products” means, collectively, Flowcast and Groupcast.

“Imagecast” means the product currently marketed by IDX under the trademark “Imagecast”, and any predecessor or successor product having substantially the same functionalities.

“Imaging Suite” means the product currently marketed by IDX under the trademark “Imaging Suite”, and any predecessor or successor product having substantially the same functionalities.

“Intellectual Property” means, without limitation, know-how, trade secrets, inventions (whether or not patentable), ideas, materials, discoveries, techniques, plans, designs, formulas, processes, invention disclosures, technology, data or information, software and documentation therefor, hardware, source code (including all programmers’ notes), procedures, methods, works and other documentation and information and the right to sue and recover damages for past, present and future infringement of such intellectual property.

“Interfaces” has the meaning set forth in Section 4.1.2.1 of this Agreement.

“Joint Customer” means, at any time, any IDX Customer that is then a party to an Allscripts License Agreement entered into prior to the date of this Agreement or during the Restricted Period.

“Joint Customer Prospect” has the meaning set forth in Section 5.3.1 of this Agreement.

“License Agreement” means that certain Amended and Restated Cross License and Software Maintenance Agreement between IDX and Allscripts, dated as of January 8, 2001.

“Net License Fees” means those fees set forth in Schedule 8.1.

“New Joint Customer” means any Person that is not an IDX Customer on the date hereof and becomes a customer in common for the Allscripts EMR Products and the IDX Practice Management Products, respectively, during the Restricted Period.

“Person” means any individual, partnership, firm, corporation, association, trust, limited liability company, limited liability partnership, unincorporated organization or other entity or business, as well as any syndicate or group that would be deemed to be a person under Section 13(d)(3) of the Securities Exchange Act of 1934, as amended.

“Practice Management Products” means any software application expressly designed to automate the business processes of physician billing, physician scheduling and managed care contract administration.

“Pricing” has the meaning set forth in Section 5.3.2 of this Agreement.

“Prospect” means each Person set forth in Schedule 5.2.1 to this Agreement.

“Prospect Restricted Period” means the date that is six (6) months after the date of this Agreement.

“Provide” means to market, sell, license, cooperatively market, or otherwise distribute, including through one or more Distribution Partners.

“Quote Desk” means the service maintained by IDX for the purpose of generating and providing Pricing to IDX sales personnel, and to Allscripts in the manner described in Schedule 5.3.2, or an alternative service or process then maintained by IDX or any of the IDX Affiliates that performs a substantially similar function.

“Representatives” has the meaning set forth in Section 9.1 of this Agreement.

“Restricted Period” means the period beginning on the date of this Agreement and ending on the earlier of (a) the date that is eighteen (18) months after the date of this Agreement, and (b) the date on which a Change of Control of Allscripts or the Allscripts EMR Products business shall occur whereby a Direct Competitor of IDX shall Control Allscripts or the Allscripts EMR Products business.

“Term” has the meaning set forth in Section 2.1 of this Agreement.

“Terms and Conditions” has the meaning set forth in Section 5.3.3 of this Agreement.

“Transaction” has the meaning set forth in the recitals to this Agreement.

“Web Framework” means the product currently marketed by IDX under the trademark “Web Framework”.

“2001 Agreement” has the meaning set forth in the recitals to this Agreement.

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